Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, announced that, yesterday, it received the following correspondence from Goldman Sachs & Co. LLC., transcribed below:

 “To

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

Attn.: Sr. Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos,

425 - 8º andar. Leblon - Rio de Janeiro,

RJ, Brazil - 22430-190

Ref.: Disposition of Preferred Shares

Dear Sir or Madam,

Goldman Sachs & Co. LLC (“Goldman Sachs”), a New York limited liability company, registered as a broker-dealer and as an investment adviser pursuant to the laws of the United States Securities and Exchange Commission, and a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the C.N.P.J. under No. CNPJ 05.987.216/0001-06, by its undersigned legal representative, in fulfillment of the obligation set forth in article 12, caput and §4, of CVM Normative Ruling No. 358, dated January 3, 2002, as amended (“CVM 358”), hereby informs you that on September 22, 2017, Goldman Sachs together with its affiliate Goldman Sachs International (collectively, the “Goldman Entities”), a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the C.N.P.J. under No. 05.479.103/0001-08 (“GSI”), entered into transactions that resulted in a position equivalent to 15,550,159 (fifteen million, five-hundred fifty thousand, and one-hundred fifty-nine) preferred shares issued by Oi S.A. – In Judicial Reorganization (the “Company”), or 9,86% (nine point eighty-six percent) of the outstanding preferred shares of the Company.

Exhibit 1

Detailed position below:
Reportable Summary / Resumo da Posição
Oi S.A. – Preferred Shares / Ações Preferenciais
Physically Settled / Liquidação Física
Short Positions	(6,477,475)
Posição Vendida (vendas realizadas e doações por meio de empréstimos)
Long Positions	22,027,634
Posição Comprada (posição à vista)

Total % Holdings	9,86%

Cash Settled / Liquidação Financeira
Long Positions	225
Posição Comprada

Total % Holdings	0.00%

Reportable Summary / Resumo da Posição
Oi S.A. – Common Shares / Ações Ordinárias
Physically Settled / Liquidação Física
Short Positions	(16,807,839.13)
Posição Vendida (vendas realizadas e doações por meio de empréstimos)
Long Positions	41,880,653.80
Posição Comprada (posição à vista)

Total % Holdings	3.75%

Cash Settled / Liquidação Financeira
Long Positions	515
Posição Comprada

Total % Holdings	0.00%

This is a minority investment that does not involve a change in the composition of corporate control or a change in the management structure of the Company. Currently, the Goldman Entities do not target any quantity of the Company’s shares. Other than as disclosed herein, there are no convertible debentures already held, directly or indirectly, by the Goldman Entities, nor any agreement or contract regulating voting rights or the purchase and sale of securities issued by the Company, to which the Goldman Entities are a party.

Exhibit 1

In accordance with article 12, § 6º of CVM 358, we request the Investor Relations Officer to kindly take the necessary provisions for the immediate transmission of the information contained herein to CVM and to BM&FBOVESPA.

We remain at your disposal should you need any further clarification of this matter.

Sincerely,

September 27, 2017

Goldman Sachs & Co. LLC

_______________________________

Yvette Kosic

Vice President/Vice Presidente

Goldman Sachs International

_______________________________

Yvette Kosic

Vice President/Vice Presidente”

Rio de Janeiro, September 28, 2017.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer